Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated December 21, 2017, relating to the consolidated financial statements and financial statement schedule of HEICO Corporation and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of HEICO Corporation for the year ended October 31, 2017.

/s/ DELOITTE & TOUCHE LLP

Miami, Florida
March 20, 2018